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                                                                    EXHIBIT 16


                        [Letterhead of David E. Coffey]


Securities and Exchange Commission
Washington, D.C. 20549

December 18, 1998

Ladies and Gentlemen:

I was previously the principal accountant for Pennaco Energy, Inc. and under the date of April 30, 1998, I reported on the financial statement of Pennaco Energy, Inc. as of April 15, 1998 and for the period from January 26, 1998 (date of inception) to April 15, 1998. On October 30, 1998, my appointment as principal accountant was terminated. I have read Pennaco Energy, Inc.'s statements included under Item 3 of its Form 10 SB dated December 22, 1998, and I agree with such statements.

Very truly yours,

/s/ DAVID E. COFFEY
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David E. Coffey, C.P.A.